Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
Nov. 18, 2004	(919) 774-6700

THE PANTRY REPORTS STRONG FOURTH-QUARTER FINANCIAL RESULTS

Diluted EPS up 91% from a year ago

Sanford, North Carolina, Nov. 18, 2004 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fourth fiscal quarter and year ended September 30, 2004. The quarter and year included 14 and 53 weeks, respectively, one more week than the comparable periods in fiscal 2003.

Total revenues for the fourth quarter of fiscal 2004 were $1,034.0 million, a 40.9% increase from $733.8 million in last year’s fourth quarter. Net income more than doubled to $13.0 million from $6.3 million a year ago. Diluted earnings per share were $0.63, a 90.9% increase from $0.33 in the fourth quarter of fiscal 2003. Management estimates that the extra week in fiscal 2004 added approximately $0.05 to earnings per share. The results also include approximately $2.3 million of net losses from uninsured property losses from the four major hurricanes during the quarter, net of gains on real estate transactions. For the full fiscal year, excluding financing-related items discussed below, net income was $33.6 million, or $1.63 per share, up sharply from $0.91 (on a comparable basis) in fiscal 2003.

President and Chief Executive Officer Peter J. Sodini said, “We are pleased to have achieved the high end of our recent guidance range despite the hurricanes and the challenging environment we faced throughout the year in the gasoline market. This performance reflects continued strong performance of our core stores along with the benefits from our Golden Gallon acquisition in October 2003, and the refinancing of virtually all our debt in the second fiscal quarter of 2004.”

Merchandise revenues for the quarter rose 23.1% from a year ago, and were up 3.8% on a comparable store basis. Merchandise gross margin declined to 35.6%, compared with 37.2% a year ago, in part due to changes in cigarette vendor promotions and LIFO charges in the respective quarters. Total merchandise gross profits were $117.5 million, up 17.9% from a year ago. For the full fiscal year, comparable store merchandise revenues increased 3.4%, while total merchandise gross profit rose 16.4% on a 10 basis-point improvement in the gross margin to 36.3%.

Comparable store gasoline gallons for the quarter increased 2.0% from a year ago, with total gallons sold up 25.6%. Gasoline revenues rose 51.1%, in part reflecting a 20.5% increase in the average retail price per gallon, to $1.82. The gross margin per gallon was 12.0 cents, matching the margin a year ago. Gasoline gross profit for the quarter totaled $46.3 million, a 25.4% increase from last year’s fourth quarter. For the full fiscal year, comparable store gasoline gallons rose 2.0% and total gasoline gross profit increased 13.9%. The gasoline margin per gallon for the year was 12.0 cents, compared with 12.4 cents in fiscal 2003.

Mr. Sodini commented, “Our store-level operations turned in another solid performance in fiscal 2004. Comparable store merchandise revenues and gasoline gallons – as well as gross margins in both areas – met our objectives. The results were particularly gratifying on the gasoline side, given the pressure from rising costs in that market over the year. We believe our ongoing store rebranding and reimaging programs are helping to sustain the momentum; at year-end, 575 of the approximately 1,100 targeted stores had been completed and we expect the remainder to be completed by the end of calendar 2005.”

Net income for fiscal 2004 was $17.6 million, or $0.85 per diluted share, compared with net income before cumulative effect of change in accounting principle of $15.0 million, or $0.82 per share, in fiscal 2003. Results for fiscal 2004 include early debt extinguishment costs of approximately $14.2 million (net of tax benefit of $8.9 million) related to the debt refinancing, as well as approximately $0.8 million (net of tax benefit of $0.5 million) in expenses related to the Company’s secondary stock offering in January. In addition, there was duplicate interest expense on two issues of senior subordinated notes, for a one-month period when both were outstanding, of approximately $1.0 million (net of tax benefit of $0.7 million). Net income for the year excluding these financing-related items was $33.6 million, or $1.63 per share. In fiscal 2003, the Company incurred early debt extinguishment costs of approximately $1.8 million (net of tax benefit of $1.1 million). Excluding this item, net income before cumulative effect of change in accounting principle for fiscal 2003 was $16.8 million, or $0.91 per share.

Mr. Sodini concluded, “In fiscal 2004, we accomplished many of our strategic initiatives and had excellent operating results. Approximately half of our targeted stores have been rebranded and reimaged. Our food service offerings, private label, and other merchandise initiatives continue to drive our store performance. We completed and integrated a substantial accretive acquisition, while restructuring the balance sheet to achieve reduced interest expense and greater flexibility to pursue our growth strategy. We expect additional benefits from these initiatives to drive our fiscal 2005 diluted earnings per share to a range between $1.90 and $2.00.

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Thursday, November 18, 2004 at 10:00 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until November 25, 2004.

Use of Non-GAAP Measures

EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

We use net income, net income before cumulative effect and earnings per share, each excluding certain unusual expense items, to evaluate our operations. Management believes this presentation is appropriate and enables investors to compare more accurately our ongoing financial performance over the periods presented. The information regarding net income, net income before cumulative effect and earnings per share, each excluding certain unusual expense items, as presented here may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2004 of approximately $3.5 billion. As of September 30, 2004, the Company operated 1,361 stores in ten states under a number of banners including Kangaroo ExpressSM, The Pantry®, Golden Gallon® and Lil Champ Food Store®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: fluctuations in domestic and global petroleum and gasoline markets, changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K, as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of November 18, 2004. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Twelve Months Ended
	September 30, 2004	September 25, 2003	September 30, 2004	September 25, 2003
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Revenues:
Merchandise	$329,746	$267,907	$1,172,846	$1,009,698
Gasoline	704,218	465,917	2,320,239	1,740,662

Total revenues	1,033,964	733,824	3,493,085	2,750,360
Cost of sales:
Merchandise	212,234	168,158	747,419	644,178
Gasoline	657,936	428,999	2,154,823	1,595,378

Total cost of sales	870,170	597,157	2,902,242	2,239,556
Gross profit	163,794	136,667	590,843	510,804
Operating expenses:
Operating, general and administrative	118,206	101,273	438,026	382,682
Depreciation and amortization	15,119	14,484	56,302	54,403

Total operating expenses	133,325	115,757	494,328	437,085
Income from operations	30,469	20,910	96,515	73,719
Other income (expense):
Loss on extinguishment of debt	—	—	(23,087)	(2,888)
Interest expense	(10,768)	(12,078)	(47,206)	(49,265)
Miscellaneous	831	1,468	1,676	2,805

Total other expense	(9,937)	(10,610)	(68,617)	(49,348)
Income before income taxes	20,532	10,300	27,898	24,371
Income tax expense	(7,508)	(3,966)	(10,345)	(9,385)

Net income before cumulative effect	13,024	6,334	17,553	14,986
Cumulative effect of change in accounting principle	—	—	—	(3,482)

Net income	$13,024	$6,334	$17,553	$11,504

Earnings per share:
Net income per diluted share	$0.63	$0.33	$0.85	$0.63
Net income per diluted share before cumulative effect	$0.63	$0.33	$0.85	$0.82
Diluted shares outstanding	20,829	19,044	20,669	18,370
Selected financial data:
EBITDA	$46,419	$36,862	$154,493	$130,927
Net cash provided by operating activities	$51,716	$33,715	$115,587	$68,264
Merchandise gross profit	$117,512	$99,749	$425,427	$365,520
Merchandise margin	35.6%	37.2%	36.3%	36.2%
Gasoline gallons	386,657	307,832	1,376,860	1,170,268
Gasoline gross profit	$46,282	$36,918	$165,416	$145,284
Gasoline margin per gallon (1)	$0.1197	$0.1199	$0.1201	$0.1241
Gasoline retail per gallon	$1.82	$1.51	$1.69	$1.49
Comparable store data:
Merchandise sales %	3.8%	2.2%	3.4%	0.9%
Gasoline gallons %	2.0%	3.1%	2.0%	0.7%
Number of stores:
End of period	1,361	1,258	1,361	1,258
Weighted-average store count	1,364	1,266	1,369	1,275

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2004	September 25, 2003
Assets
Cash and cash equivalents	$108,048	$72,901
Receivables, net	43,664	30,423
Inventories	95,228	84,156
Other current assets	26,893	12,673

Total current assets	273,833	200,153

Property and equipment, net	411,501	400,609
Goodwill, net	341,652	278,629
Other	35,154	34,774

Total assets	$1,062,140	$914,165

Liabilities and shareholders’ equity
Current maturities of long-term debt	$16,029	$27,558
Current maturities of capital lease obligations	1,197	1,375
Accounts payable	121,151	78,885
Other accrued liabilities	72,581	74,881

Total current liabilities	210,958	182,699

Long-term debt	551,010	470,011
Environmental expenses	14,051	13,823
Deferred income taxes	63,257	50,015
Deferred revenue	35,051	37,251
Capital lease obligations	14,582	15,779
Other	21,045	15,922
Total shareholders’ equity	152,186	128,665

Total liabilities and shareholders’ equity	$1,062,140	$914,165

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Twelve Months Ended
	September 30, 2004	September 25, 2003	September 30, 2004	September 25, 2003
EBITDA	$46,419	$36,859	$154,493	$130,927
Interest expense and loss on extinguishment of debt	(10,768)	(12,078)	(70,293)	(52,153)
Adjustments to reconcile net income to net cash provided by operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting principle)	6,277	3,433	30,959	9,016
Changes in operating assets and liabilities, net:
Assets	(9,863)	(6,203)	(18,886)	(1,796)
Liabilities	19,651	11,703	19,314	(17,730)

Net cash provided by operating activities	$51,716	$33,714	$115,587	$68,264

	Twelve Months Ended
	September 30, 2004	EPS	September 25, 2003	EPS
Net income before cumulative effect of change in accounting principle	$17,553	$0.85	$14,986	$0.82
Financing related charges, net of tax:
Loss on extinguishment of debt	14,198	0.69	1,776	0.10
Secondary stock offering expenses	800	0.04	—	—
Duplicate interest, senior subordinated notes	1,046	0.05	—	—

Net income, excluding financing related charges	$33,597	$1.63	$16,762	$0.91